Exhibit 99.1

The following sets forth the risk factors of CVS Health Corporation (“CVS Health”) and its subsidiaries described in Part I, Item 1A of CVS Health's Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission (the "SEC") on February 14, 2018, which is incorporated by reference in Aetna Inc.'s Annual Report on Form 10-K for the year ended December 31, 2017.

In this Exhibit 99.1, “we”, “our”, “us”, and “the Company” refer to CVS Health and its subsidiaries.

Part I, Item 1A of CVS Health's Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 14, 2018

Item 1A. Risk Factors

Our business is subject to various industry, economic, regulatory and other risks and uncertainties. Our business, financial condition, results of operations, cash flows and prospects could be materially adversely affected by any one or more of the following risk factors and by additional risks and uncertainties not presently known to us or that we currently deem to be immaterial:

Risks of declining gross margins in the PBM, retail pharmacy and LTC pharmacy industries.

The PBM industry has been experiencing margin pressure as a result of competitive pressures and increased client demands for lower prices, increased revenue sharing, enhanced service offerings and/or higher service levels. In that regard, we maintain contractual relationships with generic pharmaceutical manufacturers and brand name pharmaceutical manufacturers that provide for purchase discounts and/or rebates on drugs dispensed by pharmacies in our retail network and by our specialty and mail order pharmacies (all or a portion of which may be passed on to clients). Manufacturer rebates often depend on a PBM’s ability to meet contractual market share or other requirements, including in some cases the placement of a manufacturer’s products on the PBM’s formularies. If we lose our relationship with one or more pharmaceutical manufacturers, or if the discounts or rebates provided by pharmaceutical manufacturers decline, our business and financial results could be adversely affected. Further, competitive pressures in the PBM industry have resulted in our clients sharing in a larger portion of rebates and/or discounts received from pharmaceutical manufacturers. Market dynamics and regulatory changes have impacted our ability to offer plan sponsors pricing that includes the use of retail “differential” or “spread”, which could negatively impact our future profitability. Further, changes in existing federal or state laws or regulations or the adoption of new laws or regulations relating to patent term extensions, purchase discount and rebate arrangements with pharmaceutical manufacturers, or to formulary management or other PBM services could also reduce the discounts or rebates we receive. In addition, changes in federal or state laws or regulations or the adoption of new laws or regulations relating to claims processing and billing, including our ability to use MAC lists and collect transmission fees, could adversely impact our profitability.

Our retail pharmacy, specialty pharmacy and LTC pharmacy operations have also been affected by the margin pressures described above, including client demands for lower prices, generic pricing and network reimbursement pressure. In addition, as competition increases in the markets in which we operate, a significant increase in general pricing pressures could occur, and this could require us to reevaluate our pricing structures to remain competitive. A shift in the mix of our pharmacy prescription volume towards programs offering lower reimbursement rates could adversely affect our margins, including the shift in pharmacy mix towards 90-day prescriptions at retail and the shift in pharmacy mix towards Medicare Part D prescriptions. Finally, the margins of our LTC business are further affected by the increased efforts of health care payors to negotiate reduced or capitated pricing arrangements. These actions could also adversely affect the margins of our LTC business.

Efforts to reduce reimbursement levels and alter health care financing practices.

The continued efforts of health maintenance organizations, managed care organizations, PBMs, government entities, and other third party payors to reduce prescription drug costs and pharmacy reimbursement rates, as well as litigation and other legal proceedings relating to how drugs are priced, may impact our profitability. In particular, increased utilization of generic pharmaceuticals (which normally yield a higher gross profit rate than equivalent brand named drugs) has resulted in pressure to decrease reimbursement payments to retail, specialty, LTC and mail order pharmacies for generic drugs, causing a reduction in the generic profit rate. Historically, the effect of this trend on generic profitability has been mitigated by our efforts to negotiate reduced acquisition costs of generic pharmaceuticals with manufacturers. However, in recent years, there has been significant consolidation within the generic manufacturing industry, and it is possible that this and other external factors may enhance the ability of manufacturers to sustain or increase pricing of generic pharmaceuticals and diminish our ability to negotiate reduced acquisition costs. Any inability to offset increased costs or to modify our activities to lessen the impact could have a significant adverse effect on our results of operations.

In addition, during the past several years, the United States health care industry has been subject to an increase in governmental regulation and audits at both the federal and state levels. Efforts to control health care costs, including prescription drug costs, are continuing at the federal and state government levels. Changing political, economic and regulatory influences may significantly affect health care financing and reimbursement practices. For example, we anticipate that federal and state governments will continue to review and assess alternative health care delivery systems, payment methodologies and operational requirements for health care providers, including LTC facilities and pharmacies. A change in the composition of pharmacy prescription volume toward programs offering lower reimbursement rates could negatively impact our profitability. Any action taken to repeal or replace all or significant parts of ACA could also impact our profitability, though it is unclear at this time what the full effects will be.

ACA made several significant changes to Medicaid rebates and to reimbursement. One of these changes was to revise the definition of the Average Manufacturer Price, a pricing element common to most payment formulas, and the reimbursement formula for multi-source (i.e., generic) drugs. This change has negatively affected our reimbursement. In addition, ACA made other changes that affect the coverage and plan designs that are or will be provided by many of our health plan clients, including the requirement for health insurers to meet a minimum medical loss ratio to avoid having to pay rebates to enrollees. These ACA changes may not affect our business directly, but they could indirectly impact our services and/or business practices.

A highly competitive business environment.

Each of our retail pharmacy, LTC pharmacy, retail health clinic and pharmacy services operations currently operates in a highly competitive and evolving health care environment.

The competitive success of our retail pharmacy business, as well as our specialty pharmacy operations with non-Caremark payors, is derived by their ability to establish and maintain contractual relationships with PBMs and other payors on acceptable terms in an environment where some PBM clients are considering adopting narrow or restricted retail pharmacy networks. As a pharmacy retail business, we compete with other drugstore chains, supermarkets, on-line and other discount retailers, independent pharmacies, membership clubs, convenience stores and mass merchants, some of which are aggressively expanding into markets we serve. We also face competition from other retail health clinics, as well as other mail order pharmacies and PBMs. Disruptive innovation by existing or new competitors could alter the competitive landscape in the future and require us to accurately identify and assess such changes and make timely and effective changes to our strategies and business model to compete effectively. Competition may also come from other sources in the future. Changes in market dynamics or the actions of competitors or manufacturers, including industry consolidation, the emergence of new competitors and strategic alliances, and the exclusion from new narrow or restricted networks, could materially and adversely impact us.

We could also be adversely affected if we fail to identify or effectively respond to changes in market dynamics. For example, specialty pharmacy represents a significant and growing proportion of prescription drug spending in the United States, a significant portion of which is dispensed outside of traditional retail pharmacies. Because our specialty pharmacy operations focuses on complex and high-cost medications that serve a relatively limited universe of patients, the future growth of this business depends to a significant extent upon expanding our ability to access key drugs and successfully penetrate key treatment categories.

The competitive success of our LTC pharmacy operations is dependent upon our ability to compete in each geographic region where we have operations. In the geographic regions we serve, we compete with PharMerica, our largest competitor, as well as with numerous local and regional institutional pharmacies, pharmacies owned by long-term care facilities and local retail pharmacies. Our long-term care customers consist of skilled nursing facilities, assisted living facilities, independent living communities, hospitals, correctional facilities, and other health care service providers. We believe that the assisted living segment, where residents can choose which pharmacy will provide them with pharmaceuticals, is projected to grow the most as a percentage of the total LTC sector over the near term. The ability of a resident of an assisted living facility to select the pharmacy that supplies him or her with pharmaceuticals could adversely affect our business, financial condition and results of operations because there can be no assurance that such resident will select us.

The competitive success of our pharmacy services business is impacted by its ability to establish and maintain contractual relationships with network pharmacies in an environment where some PBM clients are considering adopting narrow or restricted retail pharmacy networks. Competitors in the PBM industry (e.g., Express Scripts, OptumRx, Prime Therapeutics, MedImpact and Humana), include large, national PBM companies, PBMs owned by large national health plans and smaller standalone PBMs. Competition may also come from other sources in the future. In addition, changes in the overall composition of our pharmacy networks, or reduced pharmacy access under our networks, could adversely affect our claims volume and/or our competitiveness generally.

Competitors in each of our business areas may offer services and pricing terms that we may not be willing or able to offer. Strong competition in the PBM marketplace has generated greater client demand for lower pricing, increased revenue sharing and enhanced product and service offerings. Unless we can demonstrate enhanced value to our clients through innovative product and service offerings, particularly in a rapidly changing health care industry, we may be unable to remain competitive.

Changes in U.S. policy, laws and regulations, including reform of the United States health care system.

The results of the November 2016 elections continue to generate some uncertainty with respect to, and could result in, significant changes in legislation, regulation and government policy that could significantly impact our business and the health care and retail industries. While it is not possible to predict whether and when any such changes will occur or what form any such changes may take (including through the use of Executive Orders), specific proposals discussed by the Presidential Administration could have a material adverse effect on our business, liquidity and results of operations include, but are not limited to, immigration policies, the modification of ACA. Other significant changes to health care system legislation or regulation as well as changes with respect to tax and trade policies, tariffs and other government regulations affecting trade between the United States and other countries are also possible.

Potential modification to ACA, significant changes to Medicaid funding or even significant destabilization of the Health Insurance Marketplaces could impact the number of Americans with health insurance and, consequently, prescription drug coverage. Further changes to ACA are possible and we cannot predict the effect, if any, on future changes to ACA, the implementation or failure to implement the outstanding provisions of ACA, or the enactment of new health care system legislation to replace current legislation may have on our retail pharmacy, LTC pharmacy, specialty pharmacy and pharmacy services operations.

In addition, much of the branded and generic drug product that we sell in our retail, mail and specialty pharmacies, and much of the other merchandise we sell, is manufactured in whole or in substantial part outside of the United States. In most cases, the products or merchandise are imported by others and sold to us. As a result, significant changes in tax or trade policies, tariffs or trade relations between the United States and other countries, such as the imposition of unilateral tariffs on imported products, could result in significant increases in our costs, restrict our access to suppliers, depress economic activity, and have a material impact on our business, liquidity and results of operations. In addition, other countries may change their business and trade policies and such changes, as well as any negative sentiments towards the United States in response to increased import tariffs and other changes in U.S. trade regulations, could adversely affect our business.

Risks related to compliance with a broad and complex regulatory framework.

Our business is subject to numerous federal, state and local laws and regulations. See “Business - Government Regulation.” In addition, during the past several years, the United States health care industry has been subject to an increase in governmental regulation and enforcement activity at both the federal and state levels. Further, uncertainties exist regarding the application of many of these legal requirements to our business. In addition, it is possible that certain provisions of the current health care reform legislation may be modified, repealed or otherwise invalidated. Changes in these laws and regulations and the related interpretations and enforcement practices may require extensive system and operating changes that may be difficult to implement. Untimely compliance or noncompliance with applicable laws and regulations could adversely affect the continued operation of our business, including, but not limited to: imposition of civil or criminal penalties; significant fines or monetary penalties; suspension or disgorgement of payments from government programs; loss of required government certifications or approvals; loss of authorizations to participate in or exclusion from government reimbursement programs, such as the Medicare and Medicaid programs; or loss of registrations or licensure. The regulations to which we are subject include, but are not limited to: the laws and regulations described in the Government Regulation section; accounting standards; financial disclosure; securities laws and regulations; federal anti-trust laws; tax laws and regulations and their possible reform; laws and regulations relating to the protection of the environment and health and safety matters, including those governing exposure to, and the management and disposal of, hazardous materials and wastes; and laws and regulations of the FTC, the FCC, and the Consumer Product Safety Commission, as well as state regulatory authorities, governing the sale, advertisement and promotion of products that we sell, such as Boards of Pharmacy. The FDA, DEA and various states regulate the distribution of pharmaceuticals and controlled substances. We are required to hold valid DEA and state-level registrations and licenses, meet various security and operating standards and comply with the federal and various states’ controlled substances acts and their accompanying regulations governing the sale, marketing, packaging, holding and distribution of controlled substances. The DEA, FDA and state regulatory authorities have broad enforcement powers, including the ability to suspend our registrations and licenses, seize or recall products and impose significant criminal, civil and administrative sanctions for violations of these laws and regulations. In addition, our business interests outside of the United States are subject to the Foreign Corrupt Practices Act and other applicable domestic and international laws and regulations. We are also subject to the terms of various government agreements and mandates, including those described in the Government Regulation section. In that regard, our business, financial position and results of operations could be adversely affected by existing and new government legislative, regulatory action and enforcement activity, including, without limitation, any one or more of the following:

•	federal and state laws and regulations concerning the submission of claims for reimbursement by Medicare, Medicaid and other government programs, whether at retail, mail, specialty or LTC;

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federal and state laws and regulations governing the purchase, distribution, tracking, management, compounding, dispensing and reimbursement of prescription drugs and related services, whether at retail, mail, specialty or LTC, and applicable registration or licensing requirements;

•	heighted enforcement of controlled substances regulations;

•	the effect of the expiration of patents covering brand name drugs and the introduction of generic products;

•	the frequency and rate of approvals by the FDA of new brand name and generic drugs, or of over-the-counter status for brand name drugs;

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rules and regulations issued pursuant to HIPAA and the HITECH Act; and other federal and state laws affecting the collection, use, disclosure and transmission of health or other personal information, such as federal laws on information privacy precipitated by concerns about information collection through the Internet, state security breach laws and state laws limiting the use and disclosure of prescriber information;

•	health care fraud and abuse laws regulations;

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consumer protection laws affecting our health care services, our loyalty programs, our drug discount card programs, the products we sell, the informational calls we make and/or the marketing of our goods and services;

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federal, state and local environmental, health and safety laws and regulations applicable to our business, including the management of hazardous substances, storage and transportation of hazardous materials, and various recordkeeping disclosure and procedure requirements promulgated by the Occupational Safety and Health Administration that may apply to our operations;

•	health care reform, managed care reform and plan design legislation;

•	laws against the corporate practice of medicine;

•	FDA regulation affecting the retail, LTC, specialty or PBM industry;

•	government regulation of the development, administration, review and updating of formularies and drug lists including requirements and/or limitations around formulary tiering and patient cost sharing;

•	state laws and regulations related to increased oversight of PBM activities by state departments of insurance pharmacy reimbursement for generics and pharmacy audits;

•	drug pricing legislation, including “most favored nation” pricing;

•	federal and state laws and regulations establishing or changing prompt payment requirements for payments to retail pharmacies;

•	impact of network access legislation or regulations, including “any willing provider” laws, on our ability to manage pharmacy networks;

•	ERISA and related regulations;

•	administration of Medicare Part D, including legislative changes and/or CMS rulemaking and interpretation;

•	Medicare and Medicaid regulations applicable to our business, in particular our LTC pharmacies and those of our client’s facilities;

•	ongoing compliance with consent decrees, corporate integrity agreements, corrective action plans and other agreements with government agencies;

•	insurance licensing and other insurance regulatory requirements applicable to offering Medicare Part D programs and services or other health care services; and

•	direct regulation of pharmacies or PBMs by regulatory and quasi-regulatory bodies.

The possibility of client losses and/or the failure to win new business.

Our PBM business generates net revenues primarily by contracting with clients to provide prescription drugs and related health care services to plan members. PBM client contracts often have terms of approximately three years in duration, so approximately one third of a PBM’s client base typically is subject to renewal each year. In some cases, however, PBM clients may negotiate a shorter or longer contract term or may require early or periodic renegotiation of pricing prior to expiration of a contract. Our clients are generally well informed and organized, can move between our competitors and often seek competing bids prior to expiration of their contracts. In addition, the reputational impact of a service-related incident could negatively affect our business. These factors, together with the impact of competitive pressures, could make it difficult for us to attract new clients, retain existing clients and cross-sell additional services. Further, the PBM industry has been affected by consolidation activity that may continue in the future. In the event one or more of our PBM clients is acquired by an entity that is not also our client, we may be unable to retain all or a portion of the acquired business. These circumstances, either individually or in the aggregate, could result in an adverse effect on our business and financial results. Therefore, we continually face challenges in competing for new PBM business and retaining or renewing our existing PBM business. With respect to our LTC business, reimbursement from skilled nursing facilities for prescriptions we dispense is determined pursuant to our agreements with those skilled nursing facilities. The termination of these agreements generally causes our ability to provide services to any of the residents of that facility to cease, resulting in the loss of revenue from any source for those residents. There can be no assurance that we will be able to win new business or secure renewal business on terms as favorable to us as the present terms.

Additionally, with respect to our retail and LTC pharmacy businesses, reimbursement under Medicare Part D, as well as reimbursement from certain private third-party payors, is determined pursuant to agreements that we negotiate with those payors or their pharmacy benefit manager representatives. The loss of those agreements, or a material change in the terms of those agreements, could negatively impact the Company. In addition, restricted networks that exclude our retail or specialty pharmacies negatively impact those businesses.

Risks relating to the market availability, suppliers and safety profiles of prescription drugs that we purchase and sell.

We dispense significant volumes of brand-name and generic drugs from our retail, LTC, specialty and mail-order pharmacies and through our PBM’s network of retail pharmacies. When increased safety risk profiles or manufacturing or other supply issues of specific drugs or classes of drugs occur, or drugs become subject to greater restrictions as controlled substances, physicians may cease writing prescriptions for these drugs or the utilization of these drugs may be otherwise reduced.

Additionally, adverse publicity regarding drugs with higher safety risk profiles may result in reduced consumer demand for such drugs. On occasion, products are withdrawn by their manufacturers or transition to over-the-counter products, which can result in lower prescription utilization. In addition, future FDA rulings could restrict the supply or increase the cost of products sold to our customers. Our volumes, net revenues, profitability and cash flows may decline as a result of such regulatory rulings or market changes.

Further, we acquire a substantial amount of our mail and specialty pharmacies’ prescription drug supply from a limited number of suppliers. Our agreements with these suppliers are often short-term and easily cancelable by either party without cause. In addition, these agreements may limit our ability to provide services for competing drugs during the term of the agreement and may allow the supplier to distribute through channels other than ours. Certain of these agreements also allow pricing and other terms to be adjusted periodically for changing market conditions or required service levels. A termination or modification to any of these relationships could have a material adverse effect on our business, financial condition and results of operations. Moreover, many products distributed by our specialty pharmacy business are manufactured with ingredients that are susceptible to supply shortages. In some cases, we depend upon a single source of supply.

In addition, our suppliers are independent entities subject to their own operational and financial risks that are outside our control. If our current suppliers were to stop selling prescription drugs to us or delay delivery, including as a result of supply shortages, supplier production disruptions, supplier quality issues, closing or bankruptcies of our suppliers, or for other reasons, we may be unable to procure alternatives from other suppliers in a timely and efficient manner and on acceptable terms, or at all.

A disruption in our business operations could occur as a result of contamination of drugs, a failure to maintain necessary shipment and storage conditions, errors in mail order processing, the unavailability of prescription drugs provided by suppliers, labor disruptions or other unanticipated disruptions at our mail order facilities, call centers, data centers or corporate facilities, among other factors. Such disruption could reduce our ability to process and dispense prescriptions and provide products and services to our customers.

In the event any products we distribute are in limited supply for significant periods of time, our financial condition and results of operations could be materially and adversely affected.

Risks related to the frequency and rate of the introduction and pricing of generic drugs and brand name prescription products.

The profitability of our business is dependent upon the utilization of prescription drug products. Utilization trends are affected by, among other factors, the introduction of new and successful prescription pharmaceuticals as well as lower-priced generic alternatives to existing brand name products, as the sale of generic alternatives normally yield higher gross margins than brand name equivalents. In addition, inflation in the price of the brand name drugs can affect utilization, particularly given the increase in high deductible health plans. Accordingly, our business could be impacted by a slowdown or delay in the number or magnitude of new and successful prescription pharmaceuticals and/or generic alternatives, as well as the pricing of brand name drugs.

The health of the economy in general and in the markets we serve.

Our business is affected by the economy and consumer confidence in general, including various economic factors, inflation and changes in consumer purchasing power, preferences and/or spending patterns. It is possible that an unfavorable, uncertain or volatile economic environment will cause a decline in drug and health care services utilization and dampen demand for pharmacy benefit management services as well as consumer demand for products sold in our retail stores. Further economic conditions including interest rate fluctuations, changes in capital market conditions and regulatory changes may affect our ability to obtain necessary financing on acceptable terms, our ability to secure suitable store locations under acceptable terms and our ability to execute sale-leaseback transactions under acceptable terms. These changes in conditions could result in an adverse effect on our business and financial results. This could be further exacerbated by the increasing prevalence of high deductible health plans and health plan designs favoring co-insurance over co-payments.

The failure or disruption of our information technology systems, our information security systems and our infrastructure to support our business and to protect the privacy and security of sensitive customer and business information.

Many aspects of our operations are dependent on our information systems and the information collected, processed, stored, and handled by these systems. We rely heavily on our computer systems to manage our ordering, pricing, point-of-sale, pharmacy fulfillment, inventory replenishment, claims processing, ExtraCare customer loyalty program, finance, human resource and other processes. Throughout our operations, we receive, retain and transmit certain confidential information, including PII that our customers and clients provide to purchase products or services, enroll in programs or services, register on our websites, interact with our personnel, or otherwise communicate with us. In addition, for these operations, we depend in part on the secure transmission of confidential information over public networks. Our information systems are subject to damage or interruption from power outages, facility damage, computer and telecommunications failures, computer viruses, security breaches including credit card or personally identifiable information breaches, coordinated cyber attacks, vandalism, catastrophic events and human error. Although we deploy a layered approach to address information security threats and vulnerabilities, including ones from a cyber security standpoint, designed to protect confidential information against data security breaches, a compromise of our information security controls or of those businesses with whom we interact, which results in confidential information being accessed, obtained, damaged, or used by unauthorized or improper persons, could harm our reputation and expose us to regulatory actions and claims from customers and clients, financial institutions, payment card associations and other persons, any of which could adversely affect our business, financial position, and results of operations. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and may not immediately produce signs of intrusion, we may be unable to anticipate these techniques or to implement adequate preventative measures. Moreover, a data security breach could require that we expend significant resources related to our information systems and infrastructure, and could distract management and other key personnel from performing their primary operational duties. We also could be adversely affected by any significant disruption in the systems of third parties we interact with, including key payors and vendors.

If our information systems are damaged, fail to work properly or otherwise become unavailable, or if we are unable to successfully complete our planned consolidation of our PBM claims adjudication platforms, we may incur substantial costs to repair or replace them, and may experience reputational damage, loss of critical information, customer disruption and interruptions or delays in our ability to perform essential functions and implement new and innovative services. In addition, compliance with changes in privacy and information security laws and standards may result in considerable expense due to increased investment in technology and the development of new operational processes.

Failure to adequately protect receipt and use of confidential health information concerning individuals.

Many aspects of our business involve the collection, transmission and use of an individual’s protected health information or other sensitive personal information. In some cases, we also use aggregated and de-identified data as defined by HIPAA for analytical and research purposes, particularly data related to improving the quality of the care we provide. In other cases, we may provide de-identified data to pharmaceutical manufacturers and to third-party data aggregators where permitted by our contracts. These activities are subject to federal and state privacy and security laws and regulations and, in the future, may be subject to international regulatory requirements such as the General Data Protection Regulation, a new European Union privacy regulation that takes effect on May 25, 2018. At the federal level, HIPAA imposes extensive privacy and security requirements governing the transmission, use and disclosure of health information by all participants in the health care industry, whether directly as a covered entity or as a business associate. Our business encompasses both situations and includes our pharmacists, nurse practitioners and PBM operations. In addition, industry requirements, such as Generally Accepted Privacy Principles may be imposed on us by our contracts with our PBM clients or other customers. Many of our businesses are also subject to the Payment Card Industry Data Security Standard, which is a security standard mandated by the credit card industry for the purpose of protecting credit card account data. These increasingly complex laws, regulations and industry requirements are subject to change and compliance with them may result in significant expenses associated with increased operational and compliance costs, particularly as we continue to collect and retain large amounts of information. To the extent that either we or our vendors with whom we share information are found to be out of compliance with applicable laws and regulations or experience a data security breach, we could be subject to additional litigation, regulatory risks and reputational harm. For example, the privacy and security of the information we maintain may be compromised by the actions of outside parties, by employee errors or by malfeasance. Such risks may result in an unauthorized party obtaining access to our data systems thereby threatening the privacy of protected health information or other sensitive personal information we use and maintain. Failure to comply with federal or state statutes or regulations may result in criminal penalties and civil sanctions. In addition, failure to comply with our own privacy or security policies may result in sanctions by the FTC or other federal oversight agencies. Future regulations and legislation that severely restrict or prohibit our use of patient, member or customer identifiable or other information could limit our ability to use information critical to the operation of our business. Furthermore, if we violate a patient’s privacy or are found to have violated any federal or state statute or regulation with regard to confidentiality or dissemination or use of PHI, we could be liable for significant damages, fines or penalties and suffer reputational harm, any one of which could have a material adverse effect on our business and results of operations.

Regulatory and business changes relating to our participation in Medicare Part D.

Medicare Part D has resulted in increased utilization and puts pressure on pharmacy gross margin rates due to regulatory and competitive pressures. Further, as a result of ACA and changes to the retiree drug subsidy rules, our PBM clients could decide to discontinue providing prescription drug benefits to their Medicare-eligible members. To the extent this occurs, the adverse effects of increasing customer migration into Medicare Part D may outweigh the benefits we realize from growth of our Medicare Part D business. In addition, if the cost and complexity of Medicare Part D exceed management’s expectations or prevent effective program implementation or administration; if changes to the regulations regarding how drug costs are reported for Medicare Part D are implemented in a manner that impacts the profitability of our Medicare Part D business; if changes to the regulations impact our ability to retain fees from third parties including network pharmacies; if the government alters Medicare program requirements or reduces funding because of the higher-than-anticipated cost to taxpayers of Medicare Part D or for other reasons; if the government mandates the use of point-of-sale manufacturer rebates or makes changes to how pharmacy pay-for-performance is calculated; if Congress acts to reduce reinsurance thresholds from 80% to 20%; if we fail to design and maintain programs that are attractive to Medicare participants; if CMS imposes restrictions on our Medicare Part D business as a result of audits or other regulatory actions; if we fail to successfully implement corrective action or other remedial measures sufficient to prevent or remove any applicable restrictions that may be imposed by CMS; or if we are not successful in retaining enrollees, or winning contract renewals or new contracts under Medicare Part D’s competitive bidding process, our Medicare Part D services and the ability to expand our Medicare Part D services could be negatively impacted.

Possible changes in industry pricing benchmarks and drug pricing generally.

It is possible that the pharmaceutical industry or regulators may evaluate and/or develop an alternative pricing reference to replace Average Wholesale Price (“AWP”) or Wholesale Acquisition Cost (“WAC”), which are the pricing references used for many of our PBM and LTC client contracts, pharmaceutical purchase agreements, retail network contracts, specialty payor agreements and other contracts with third party payors in connection with the reimbursement of drug payments. In addition, many state Medicaid fee-for-service programs (“FFS Medicaid”) have established pharmacy network payments on the basis of Actual Acquisition Cost (“AAC”). The use of an AAC basis in FFS Medicaid could have an impact in reimbursement practices in other commercial and government segments. Future changes to the use of AWP, WAC or to other published pricing benchmarks used to establish pharmaceutical pricing, including changes in the basis for calculating reimbursement by federal and state health programs and/or other payors, could impact the reimbursement we receive from Medicare and Medicaid programs, the reimbursement we receive from PBM clients and other payors and/or our ability to negotiate rebates and/or discounts with pharmaceutical manufacturers, wholesalers, PBMs and retail pharmacies. A failure or inability to fully offset any increased prices or costs or to modify our operations to mitigate the impact of such increases could have an adverse effect on our results of operations. Additionally, any future changes in drug prices could be significantly different than our projections. The effect of these possible changes on our business cannot be predicted at this time.

Product liability, product recall or personal injury issues could damage our reputation; failure to maintain adequate liability insurance coverage.

The products that we sell could become subject to contamination, product tampering, mislabeling, recall or other damage. In addition, errors in the dispensing and packaging of pharmaceuticals could lead to serious injury or death. Product liability or personal injury claims may be asserted against us with respect to any of the products or pharmaceuticals we sell or services we provide. Our business involves the provision of professional services including by pharmacists, nurses and nurse practitioners that exposes us to professional liability claims. Should a product or other liability issue arise, the coverage limits under our insurance programs and the indemnification amounts available to us may not be adequate to protect us against claims. We also may not be able to maintain this insurance on acceptable terms in the future. Damage to our reputation in the event of a product liability or personal injury issue or judgment against us or a product recall could have a significant adverse effect on our business, financial condition and results of operations.

Relationship with our retail and specialty pharmacy customers and the demand for our products and services, including propriety brands.

The success of our business depends in part on customer loyalty, superior customer service and our ability to persuade customers to frequent our retail stores and online sites and to purchase products in additional categories and our proprietary brands. Failure to timely identify or effectively respond to changing consumer preferences and spending patterns, and evolving demographic mixes in our markets, an inability to expand the products being purchased by our clients and customers, or the failure or inability to obtain or offer particular categories of products could negatively affect our relationship with our clients and customers and the demand for our products and services and could result in excess inventories of products.

We offer our retail customers proprietary brand products that are available exclusively at our retail stores and through our online retail sites. The sale of proprietary products subjects us to unique risks including potential product liability risks and mandatory or voluntary product recalls, potential supply chain and distribution chain disruptions for raw materials and finished products, our ability to successfully protect our intellectual property rights and the rights of applicable third parties, and other risks generally encountered by entities that source, market and sell private-label products. Any failure to adequately address some or all of these risks could have an adverse effect on our business, results of operations and financial condition. Additionally, an increase in the sales of our proprietary brands may negatively affect our sales of products owned by our suppliers which, consequently, could adversely impact certain of our supplier relationships. Our ability to locate qualified, economically stable suppliers who satisfy our requirements, and to acquire sufficient products in a timely and effective manner, is critical to ensuring, among other things, that customer confidence is not diminished. Any failure to develop sourcing relationships with a broad and deep supplier base could adversely affect our financial performance and erode customer loyalty.

Finally, our specialty pharmacy business focuses on complex and high-cost medications, many of which are made available by manufacturers to a limited number of pharmacies (so-called limited distribution drugs), that serve a relatively limited universe of patients. As a result, the future growth of our specialty pharmacy business is dependent largely upon expanding our base of drugs or penetration in certain treatment categories. Any contraction of our base of patients or reduction in demand for the prescriptions we currently dispense could have an adverse effect on our business, financial condition and results of operations.

Risks related to developing and maintaining a relevant omni-channel experience for our customers.

Our business has evolved from a retail store experience to interaction with customers across numerous channels, including in-store, online, mobile and social media, among others. Omni-channel retailing is rapidly evolving and we must keep pace with changing customer expectations and new developments by our competitors. Our customers are increasingly using computers, tablets, mobile phones, and other devices to comparison shop, determine product availability and complete purchases through mobile commerce applications. As a result, the portion of total consumer expenditures with all retailers occurring online and through mobile commerce applications is increasing and the pace of this increase could accelerate. We must compete by offering a consistent and convenient shopping experience for our customers regardless of the ultimate sales channel and by investing in, providing and maintaining mobile commerce applications for our customers that have the right features and are reliable and easy to use. If we are unable to make, improve, or develop relevant customer-facing technology in a timely manner that keeps pace with technological developments and dynamic customer expectations, our ability to compete and our results of operations could be materially and adversely affected. In addition, if our online activities or our other customer-facing technology systems do not function as designed, we may experience a loss of customer confidence, data security breaches, lost sales, or be exposed to fraudulent purchases, any of which could materially and adversely affect our business operations, reputation and results of operations.

We are subject to payment-related risks that could increase our operating costs, expose us to fraud or theft, subject us to potential liability and disrupt our business operations.

We accept payments using a variety of methods, including cash, checks, credit cards, debit cards, gift cards, mobile payments and potentially other technologies in the future. Acceptance of these payment methods subjects us to rules, regulations, contractual obligations and compliance requirements, including payment network rules and operating guidelines, data security standards and certification requirements, and rules governing electronic funds transfers. These requirements may change in the future, which could make compliance more difficult or costly. For certain payment options, including credit and debit cards, we pay interchange and other fees, which could increase periodically thereby raising our operating costs. We rely on third parties to provide payment processing services, including the processing of credit cards, debit cards, and various other forms of electronic payment. If these companies are unable to provide these services to us, or if their systems are compromised, our operations could be disrupted. The payment methods that we offer also expose us to potential fraud and theft by persons seeking to obtain unauthorized access to, or exploit any weaknesses in, the payment systems. If we fail to abide by applicable rules or requirements, or if data relating to our payment systems is compromised due to a breach or misuse, we may be responsible for any costs incurred by payment card issuing banks and other third parties or subject to fines and higher transaction fees. In addition, our reputation and ability to accept certain types of payments could each be harmed resulting in reduced sales and adverse effects on our results of operations.

Solvency of our customers.

In the event that our customers' operating and financial performance deteriorates, or they are unable to make scheduled payments or obtain adequate financing, our customers may not be able to pay timely, or may delay payment of, amounts owed to us. Any inability of our customers to pay us for our products and services may adversely affect our business, financial condition and results of operations. In addition, both state and federal government sponsored payers, as a result of budget deficits or reductions, may suspend payments or seek to reduce their healthcare expenditures resulting in our customers delaying payments to us or renegotiating their contracts with us. Any delay or reduction in payments by such government sponsored payers may adversely affect our business, financial condition and results of operations.

Our outstanding debt and associated payment obligations could significantly increase in the future if we incur additional debt and do not retire existing debt.

Our current debt service costs associated with our increased debt levels may negatively impact our ability to make important investments in our business and limit our flexibility to respond to industry changes and market conditions. In addition, our debt levels and related debt service obligations could make it more difficult or expensive for us to obtain financing for working capital, capital expenditures, acquisitions or other purposes in the future. These circumstances could have a material adverse effect on our business operations and financial condition.

Further, we may incur and assume significantly more debt in the future, including in connection with the Aetna Acquisition or other acquisitions, strategic investments or joint ventures. For example, in connection with the Aetna Acquisition, if it is completed, we expect to incur approximately, $45.0 billion of new indebtedness and assume approximately $8.2 billion of existing indebtedness of Aetna. If we do not retire our existing debt or debt we assume in acquisitions or other strategic transactions, the risks described above could increase. We also could be adversely impacted by any failure to renew or replace, on terms acceptable to us or at all, existing indebtedness when it expires, and by any failure to satisfy applicable covenants.

We may be unable to refinance existing indebtedness or otherwise access the capital markets for any reason, whether due to market conditions or otherwise. Our continued access to the capital markets, and the terms of such access, depend on multiple factors including the condition of debt capital markets, our operating performance, the amount of our indebtedness and debt service obligations and our credit ratings. Any disruptions or turmoil in the capital markets or any downgrade of our credit ratings could have a material adverse effect on our cost of funds, liquidity, competitive position and access to capital markets, which could materially and adversely affect our business operations, financial condition, and results of operations.

Our long-term debt obligations include covenants that limit our ability and the ability of our subsidiaries to secure indebtedness with a security interest on certain property or stock or engage in certain sale and leaseback transactions with respect to certain properties. In addition, our existing credit agreements require us to maintain a ratio of consolidated debt to total capitalization not to exceed specified levels. Our ability to comply with these restrictions and covenants may be affected by events beyond our control, and if we fail to comply with such restrictions or covenants, our outstanding indebtedness could be declared immediately due and payable. This could have a material adverse effect on our business operations and financial condition.

We may be unable to successfully integrate companies acquired by us.

Upon the closing of any acquisition we complete, we will need to successfully integrate the products, services and related assets, as well as internal controls into our business operations. If an acquisition is consummated, the integration of the acquired business, its products, services and related assets into our company may also be complex and time-consuming and, if the integration is not fully successful, we may not achieve the anticipated benefits, operating and cost synergies or growth opportunities of an acquisition. Potential difficulties that may be encountered in the integration process include the following:

•	Integrating personnel, operations and systems, while maintaining focus on producing and delivering consistent, high quality products and services;

•	Coordinating geographically dispersed organizations;

•	Disruption of management’s attention from our ongoing business operations;

•	Retaining existing customers and attracting new customers; and

•	Managing inefficiencies associated with integrating our operations.

An inability to realize the full extent of the anticipated benefits, operating and cost synergies, innovations and operations efficiencies or growth opportunities of an acquisition, as well as any delays encountered in the integration process, could have a material adverse effect on our business and results of operation. Furthermore, these acquisitions, even if successfully integrated, may fail to further our business strategy as anticipated, expose us to increased competition or challenges with respect to our products, services or geographic markets, and expose us to additional liabilities associated with an acquired business including risks and liabilities associated with litigation involving the acquired business. Any one of these challenges or risks could impair our ability to realize any benefit from our acquisitions after we have expended resources on them.

Risks related to the seasonality of our business.

Although the majority of our revenues, particularly pharmacy revenues, are generally not seasonal in nature, front store revenues tend to be higher during the December holiday season. Uncharacteristic or extreme weather conditions can adversely impact consumer shopping patterns as well. This could lead to lost sales, as well as increased snow removal and other costs, thereby negatively affecting our short-term results of operations. In addition, both pharmacy and front store revenues are affected by the timing and severity of the cough, cold and flu season, which is susceptible to large fluctuations from year to year, and our quarterly earnings and operating cash flows are impacted by the Medicare Part D benefit design and changes in the composition of our membership. See “Business - Pharmacy Services Seasonality.”

Our operations are subject to a variety of business continuity hazards and risks, any of which could interrupt operations or otherwise adversely affect our performance and results.

We are subject to business continuity hazards and other risks, including natural disasters, utility and other mechanical failures, acts of war or terrorism, disruption of communications, data security and preservation, disruption of supply or distribution, safety regulation and labor difficulties. The occurrence of any of these or other events might disrupt or shut down operations, or otherwise adversely impact our operations. We may also be subject to certain liability claims in the event of an injury or loss of life, or damage to property, resulting from such events. Although we have developed business continuity plans and maintain insurance policies that we believe are customary and adequate for our size and industry, our insurance policies include limits and, as such, our coverage may be insufficient to protect against all potential hazards and risks incident to our business. Should any such hazards or risks occur, or should our insurance coverage be inadequate or unavailable, our business financial condition and results of operations could be adversely affected.

Risks related to litigation and other legal proceedings.

Pharmacy services, retail pharmacy and LTC pharmacy are highly regulated and litigious industries. We are currently subject to various litigation matters, investigations, audits, inspections, government inquiries, and regulatory and legal proceedings. Litigation, and particularly securities and collective or class action litigation, is often expensive and disruptive. Further, under the qui tam or “whistleblower” provisions of the federal and various state false claims acts, private citizens may bring lawsuits alleging that a violation of the federal anti-kickback statute or similar laws has resulted in the submission of “false” claims to federal and/or state health care programs, including Medicare and Medicaid. Litigation related to our provision of professional services in our pharmacies, specialty pharmacies, clinics and LTC facilities has also increased as we expand our services along the continuum of health care. We cannot predict the outcome of any of these matters, and the costs incurred may be substantial regardless of outcome. Our business, financial condition and results of operations may be adversely affected, or we may be required to materially change our business practices, as a result of such proceedings. We refer you to Item 3, “Legal Proceedings” for additional information.

We face significant competition in attracting and retaining talented employees. Further, managing succession for, and retention of, key executives is critical to our success, and our failure to do so could have an adverse impact on our future performance.

Our ability to attract and retain qualified and experienced employees is essential to meet current and future goals and objectives and there is no guarantee we will be able to attract and retain such employees or that competition among potential employers will not result in increased salaries or other benefits. An inability to retain existing employees or attract additional employees, or an unexpected loss of leadership, could have a material adverse effect on our business and results of operations.

In addition, our failure to adequately plan for succession of senior management and other key management roles or the failure of key employees to successfully transition into new roles could have a material adverse effect on our business and results of operations. While we have succession plans in place and employment arrangements with certain key executives, these do not guarantee the services of these executives will continue to be available to us.

Goodwill and other intangible assets could, in the future, become impaired.

As of December 31, 2017, we had $52.1 billion of goodwill and other intangible assets. Goodwill and indefinitely-lived intangible assets are subject to annual impairment reviews, or more frequent reviews if events or circumstances indicate that the carrying value may not be recoverable. When evaluating goodwill for potential impairment, we first compare the fair value of our reporting units to their respective carrying amounts. We estimate the fair value of our reporting units using a combination of a discounted cash flow model and a comparable market multiple model. If the estimated fair value of the reporting unit is less than its carrying amount, an impairment loss calculation is prepared. The impairment loss calculation compares the fair value of a reporting unit to its carrying amount. If the carrying amount of the reporting unit exceeds the fair value, a goodwill impairment loss is recognized in an amount equal to the excess to the extent of the goodwill balance. Estimated fair values could change if, for example, there are changes in the business climate, changes in the competitive environment, adverse legal or regulatory actions or developments, changes in capital structure, cost of debt, interest rates, capital expenditure levels, operating cash flows, or market capitalization. Because of the significance of our goodwill and intangible assets, any future impairment of these assets could require material noncash charges to our results of operations, which could have a material adverse effect on our financial condition and results of operations.

The foregoing is not a comprehensive listing of all possible risks and there can be no assurance that we have correctly identified and appropriately assessed all factors affecting the business. As such, we refer you to “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which includes our “Cautionary Statement Concerning Forward-Looking Statements” at the end of such section, of our Annual Report to Stockholders for the year ended December 31, 2017, which section is incorporated by reference herein.

Aetna-Related Risk Factors In addition to the risk factors described above that could materially adversely affect our business, financial condition, results of operations, cash flows and prospects, the following risk factors, and additional risks not presently known to us or that we currently deem to be immaterial, could also materially adversely affect us and the Aetna Acquisition.

In order to complete the merger, we and Aetna must obtain certain governmental authorizations, and if such authorizations are not granted or are granted with conditions that become applicable to the parties, completion of the merger may be jeopardized or prevented or the anticipated benefits of the merger could be reduced.

Completion of the merger is conditioned upon the expiration or early termination of the waiting period relating to the merger under the HSR Act and certain other applicable laws or regulations and the required governmental authorizations having been obtained and being in full force and effect. Although we and Aetna have agreed in the merger agreement to use our reasonable best efforts, subject to certain limitations, to make certain governmental filings or obtain the governmental authorizations required to complete the merger (the “required governmental authorizations”), as the case may be, there can be no assurance that the relevant waiting periods will expire or authorizations will be obtained and no assurance that the merger will be completed.

In addition, the governmental authorities from which these authorizations are required have broad discretion in administering the governing laws and regulations, and may take into account various facts and circumstances in their consideration of the merger, including other potential transactions in the health care industry or other industries. These governmental authorities may initiate proceedings seeking to prevent, or otherwise seek to prevent, the merger. As a condition to authorization of the merger or related transactions, these governmental authorities also may impose requirements, limitations or costs, require divestitures or place restrictions on the conduct of our business after completion of the merger. Under the terms of the merger agreement, we are not required, and Aetna is not permitted without our consent, to take any actions or agree to any terms or conditions in connection with (i) the expiration or early termination of the waiting period relating to the merger under the HSR Act, (ii) any other antitrust law or (iii) the required governmental authorizations, in each case if such action, term or condition would have, or would reasonably be expected to have, individually or in the aggregate, a regulatory material adverse effect on us or Aetna.

However, notwithstanding the provisions of the merger agreement, either we or Aetna could become subject to terms or conditions in connection with such waiting periods, laws or other authorizations (whether because such term or condition does not rise to the specified level of materiality or we otherwise consent to its imposition) the imposition of which could adversely affect our ability to integrate Aetna’s operations with our operations, reduce the anticipated benefits of the merger or otherwise materially and adversely affect our business and results of operations after completion of the merger.

In addition to receipt of certain governmental authorizations, completion of the merger is subject to a number of other conditions, and if these conditions are not satisfied or waived, the merger will not be completed.

Our obligations and the obligations of Aetna to complete the merger are subject to satisfaction or waiver of a number of conditions in addition to receipt of certain governmental authorizations, including, among other conditions: (i) approval and adoption of the merger agreement by Aetna shareholders at an Aetna special meeting, (ii) approval of the stock issuance by our stockholders at the CVS Health special meeting, (iii) approval for the listing on the New York Stock Exchange of the shares of CVS Health common stock to be issued in the merger, (iv) absence of any applicable law or order that prohibits completion of the transaction, (v) accuracy of the representations and warranties made in the merger agreement by the other party, subject to certain materiality qualifications, (vi) performance in all material respects by the other party of the material obligations required to be performed by it at or prior to completion of the transaction, and (vii) the absence of a material adverse effect on the other party. There can be no assurance that the conditions to completion of the merger will be satisfied or waived or that the merger will be completed.

In addition, the CVS Health special meeting and the Aetna special meeting may take place before certain governmental authorizations have been obtained and, therefore, before the terms on which such governmental authorizations may be obtained, or the conditions to obtaining such governmental authorizations that may be imposed, are known. As a result, if CVS Health stockholders approve the stock issuance at the CVS Health special meeting, or Aetna shareholders approve and adopt the merger agreement at the Aetna special meeting, we and Aetna may make decisions after the respective meetings to waive a condition as to the receipt of certain governmental authorizations or to take certain actions required to obtain such governmental authorizations without seeking further stockholder or shareholder approval, as applicable, and such actions could have an adverse effect on the combined company.

After completion of the merger, we may fail to realize the anticipated benefits and cost savings of the merger, which could adversely affect the value of shares of our common stock.

The success of the merger will depend, in part, on our ability to realize the anticipated benefits and cost savings from combining the businesses of CVS Health and Aetna. Our ability to realize these anticipated benefits and cost savings is subject to certain risks, including:

•	Our ability to successfully combine the businesses of CVS Health and Aetna;

•	whether the combined businesses will perform as expected;

•	the possibility that we paid more for Aetna than the value we will derive from the acquisition;

•	the reduction of our cash available for operations and other uses and the incurrence of indebtedness to finance the acquisition; and

•	the assumption of known and unknown liabilities of Aetna.

If we are not able to successfully combine the businesses of CVS Health and Aetna within the anticipated time frame, or at all, the anticipated cost savings and other benefits of the merger may not be realized fully or may take longer to realize than expected, the combined businesses may not perform as expected and the value of the shares of our common stock may be adversely affected.
We and Aetna have operated and, until completion of the merger will continue to operate, independently, and there can be no assurances that our respective businesses can be integrated successfully. It is possible that the integration process could result in the loss of key CVS Health or Aetna employees, the disruption of either company’s or both companies’ ongoing businesses or in unexpected integration issues, higher than expected integration costs and an overall post-completion integration process that takes longer than originally anticipated. Specifically, issues that must be addressed in integrating the operations of Aetna and CVS Health in order to realize the anticipated benefits of the merger so the combined business performs as expected include, among other things:

•	combining the companies’ separate operational, financial, reporting and corporate functions;

•	integrating the companies’ technologies, products and services;

•	identifying and eliminating redundant and underperforming operations and assets;

•	harmonizing the companies’ operating practices, employee development, compensation and benefit programs, internal controls and other policies, procedures and processes;

•	addressing possible differences in business backgrounds, corporate cultures and management philosophies;

•	consolidating the companies’ corporate, administrative and information technology infrastructure;

•	coordinating sales, distribution and marketing efforts;

•	managing the movement of certain businesses and positions to different locations;

•	maintaining existing agreements with customers, providers and vendors and avoiding delays in entering into new agreements with prospective customers, providers and vendors;

•	operating in industry sectors in which we and our current management may have little or no experience;

•	coordinating geographically dispersed organizations;

•	consolidating offices of Aetna and CVS Health that are currently in or near the same location; and

•	effecting potential actions that may be required in connection with obtaining regulatory approvals.

In addition, at times, the attention of certain members of each company’s management and each company’s resources may be focused on completion of the merger and the integration of the businesses of the two companies and diverted from day-to-day business operations, which may disrupt each company’s ongoing business and the business of the combined company.

We have limited experience in the insurance and managed health care industry, which may hinder our ability to achieve the combined company’s objectives.

We have limited experience operating an insurance and managed health care business, and will rely in large part on the existing management of Aetna to continue to manage the Aetna business following the merger. However, there is no assurance that we will be able to retain the services of such management. If we fail to retain the existing management of Aetna, our ability to realize the anticipated benefits of the transaction may be adversely affected.

We and Aetna may have difficulty attracting, motivating and retaining executives and other key employees in light of the merger.

As we will be operating in industry sectors for which our existing management team has little or no experience, our success after the transaction will depend in part on our ability to retain key executives and other employees of Aetna. Uncertainty about the effect of the merger on CVS Health and Aetna employees may have an adverse effect on each of us and Aetna separately and consequently the combined business. This uncertainty may impair our and/or Aetna’s ability to attract, retain and motivate key personnel. Employee retention may be particularly challenging during the pendency of the merger, as employees of CVS Health and Aetna may experience uncertainty about their future roles in the combined business.

Additionally, Aetna’s officers and employees may hold Aetna common shares, as well as Aetna stock appreciation rights, Aetna restricted stock units (“Aetna RSUs”) and Aetna performance stock units (“Aetna PSUs”) that are subject to accelerated vesting on a change in control, and, if the merger is completed, these officers and employees may be entitled to cash and/or the consideration payable under the merger agreement in respect of such Aetna common shares, stock appreciation rights, Aetna RSUs and Aetna PSUs. These payouts could also make retention of these officers and employees more difficult. Additionally, pursuant to employment agreements and/or other agreements or arrangements with Aetna, certain key employees of Aetna are entitled to receive severance payments upon a termination without cause and/or a resignation for “good reason” following completion of the merger. Under these agreements, certain key employees of Aetna potentially could resign from his or her employment following specified circumstances set forth in his or her applicable agreement, including an adverse change in his or her title, authority or responsibilities, compensation and benefits or primary office location.

Furthermore, if key employees of CVS Health or Aetna depart or are at risk of departing, including because of issues relating to the uncertainty and difficulty of integration, financial security or a desire not to become employees of the combined business, we may have to incur significant costs in retaining such individuals or in identifying, hiring and retaining replacements for departing employees and may lose significant expertise and talent relating to the business of Aetna, and our ability to realize the anticipated benefits of the merger may be materially and adversely affected. Accordingly, no assurance can be given that we will be able to attract or retain key employees of Aetna to the same extent that Aetna has been able to attract or retain employees in the past.

Our and Aetna’s business relationships may be subject to disruption due to uncertainty associated with the merger.

Parties with which we or Aetna do business may experience uncertainty associated with the merger, including with respect to current or future business relationships with us, Aetna or the combined business. Our and Aetna’s business relationships may be subject to disruption as customers, providers, vendors and others may attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties other than us, Aetna or the combined business. These disruptions could have a material adverse effect on the businesses, financial condition, results of operations or prospects of CVS Health, Aetna and/or the combined business, including a material adverse effect on our ability to realize the anticipated benefits of the merger. The risk and adverse effect of such disruptions could be exacerbated by a delay in completion of the merger or termination of the merger agreement.

The merger agreement contains provisions that may make it more difficult for us and Aetna to pursue alternatives to the merger.

The merger agreement contains provisions that make it more difficult for Aetna to sell its business to a party other than us, or for us to sell its business. These provisions include a general prohibition on each party soliciting any acquisition proposal. Further, there are only limited exceptions to each party’s agreement that its board of directors will not withdraw or modify in a manner adverse to the other party the recommendation of its board of directors in favor of the approval and adoption of the merger agreement, in the case of Aetna, or the approval of the stock issuance, in our case, and the other party generally has a right to match any acquisition proposal that may be made. However, at any time prior to the approval and adoption of the merger agreement by Aetna shareholders, in the case of Aetna, or the approval of the stock issuance by CVS Health stockholders, in our case, such party’s board of directors is permitted to take certain of these actions if it determines in good faith that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law.

While we believe these provisions are reasonable and not preclusive of other offers, these restrictions might discourage a third party that has an interest in acquiring all or a significant part of either Aetna or CVS Health from considering or proposing that acquisition, even if that party were prepared to pay consideration with a higher per-share value than the currently proposed merger consideration, in the case of Aetna, or that party were prepared to enter into an agreement that may be favorable to us or our stockholders, in our case. Furthermore, the termination fees described below may result in a potential competing acquirer proposing to pay a lower per-share price to acquire the applicable party than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable by such party in certain circumstances.

Failure to complete the merger could negatively impact our stock price and our future business and financial results.

If the merger is not completed for any reason, including as a result of Aetna shareholders failing to approve and adopt the merger agreement or CVS Health stockholders failing to approve the stock issuance, our ongoing business may be materially and adversely affected and, without realizing any of the benefits of having completed the merger, we would be subject to a number of risks, including the following:

•
we may experience negative reactions from the financial markets, including negative impacts on the trading price of our common stock and other securities, and from our customers, providers, vendors, regulators and employees;

•	we may be required to pay Aetna a termination fee of $2.1 billion if the merger agreement is terminated under certain circumstances;

•	we will be required to pay certain transaction expenses and other costs incurred in connection with the merger, whether or not the merger is completed;

•
the merger agreement places certain restrictions on the conduct of our businesses prior to     completion of the merger, and such restrictions, the waiver of which is subject to the consent of Aetna, may prevent us from making certain acquisitions, taking certain other specified actions or otherwise pursuing business opportunities during the pendency of the merger that we would have made, taken or pursued if these restrictions were not in place; and

•
matters relating to the merger (including arranging permanent financing and integration planning) will require substantial commitments of time and resources by our management and the expenditure of significant funds in the form of fees and expenses, which would otherwise have been devoted to day-to-day operations and other opportunities that may have been beneficial to us as an independent company.

There can be no assurance that the risks described above will not materialize. If any of those risks materialize, they may materially and adversely affect our businesses, financial condition, financial results, ratings, stock prices and/or bond prices.

In addition, we could be subject to litigation related to any failure to complete the merger or related to any proceeding to specifically enforce our obligation to perform our obligations under the merger agreement. If the merger is not completed, these risks may materialize and may materially and adversely affect our businesses, financial condition, financial results, ratings, stock prices and/or bond prices.

We and Aetna may be targets of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the merger from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into merger agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on our and Aetna’s respective liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of the merger, then that injunction may delay or prevent the merger from being completed, which may adversely affect our and Aetna’s respective business, financial position and results of operation. Since the filing with the SEC of the preliminary joint proxy statement/prospectus relating to the proposed merger, a number of class action lawsuits in connection with the merger have been filed against us, Aetna and Aetna’s directors and officers. Neither we nor Aetna presently believe that there is any merit to any such lawsuit. We and Aetna intend to defend them vigorously.

Our indebtedness following completion of the merger will be substantially greater than our indebtedness on a stand-alone basis and greater than the combined indebtedness of CVS Health and Aetna existing prior to the announcement of the transaction. This increased level of indebtedness could adversely affect our business flexibility, and increase our borrowing costs. Downgrades in our ratings could adversely affect our business, cash flows, financial condition and operating results.

In order to complete the merger, we expect to incur acquisition-related debt financing of approximately $45.0 billion and assume Aetna’s existing indebtedness of approximately $8.2 billion. Our substantially increased indebtedness and higher debt-to-equity ratio following completion of the merger in comparison to that of CVS Health prior to the merger will have the effect, among other things, of reducing our flexibility to respond to changing business and economic conditions and will increase our borrowing costs. In addition, the amount of cash required to service our increased indebtedness levels and thus the demands on our cash resources will be greater than the amount of cash flows required to service the indebtedness of CVS Health or Aetna individually prior to the merger. The increased levels of indebtedness could also reduce funds available to fund our efforts to combine our business with Aetna and realize expected benefits of the merger and/or engage in investments in product development, capital expenditures, dividend payments, share repurchases and other activities and may create competitive disadvantages for us relative to other companies with lower debt levels.

In addition, our credit ratings impact the cost and availability of future borrowings, and, as a result, our cost of capital. Our ratings reflect each rating organization’s opinion of our financial strength, operating performance and ability to meet our debt obligations or, following completion of the merger, obligations to the combined company’s insureds. Each of the ratings organizations reviews our ratings periodically, and there can be no assurance that our current ratings will be maintained in the future. Following the announcement of the merger agreement, each of Standard & Poor’s and Moody’s placed certain of our debt, financial strength and other credit ratings under review for a possible downgrade. Following the announcement of the merger agreement, Standard & Poor’s, A.M. Best and Fitch placed Aetna’s debt, financial strength and other credit ratings under review with negative implications. Downgrades in our ratings could adversely affect our business, cash flows, financial condition and operating results. In addition, if the merger is completed and, in certain circumstances, Aetna’s debt securities are rated below investment grade, this may constitute a change of control triggering event under the indentures governing such debt. Upon the occurrence of a change of control triggering event, Aetna, as the surviving corporation of the merger, would be required to offer to repurchase most of Aetna’s outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest if any, to, but not including, the date of repurchase. However, it is possible that Aetna (or us) would not have sufficient funds at the time of the change of control triggering event to make the required repurchase of notes or that restrictions in other debt instruments would not allow such repurchases. We cannot provide any assurance that there will be sufficient funds available for Aetna (or us) to make any required repurchases of the notes upon a change of control triggering event.

We will incur significant transaction and integration-related costs in connection with the merger.

We expect to incur a number of non-recurring costs associated with the merger and combining the operations of the two companies. We will incur significant transaction costs related to the merger, including with respect to the financing for the cash consideration to be paid to Aetna shareholders. We also will incur significant integration-related fees and costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and employment-related costs. We continue to assess the magnitude of these costs, and additional unanticipated costs may be incurred in the merger and the integration of the two companies’ businesses. Although we expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow us to offset integration-related costs over time, this net benefit may not be achieved in the near term, or at all.

The merger may not be accretive, and may be dilutive, to our earnings per share, which may negatively affect the market price of shares of our common stock.

We currently project that the merger will result in a number of benefits, including enhanced competitive positioning and a platform from which to accelerate growth, and that it will be accretive to earnings per share in the second full year after the close of the transaction. This projection is based on preliminary estimates that may materially change. In addition, future events and conditions could decrease or delay the accretion that is currently projected or could result in dilution, including adverse changes in market conditions, additional transaction and integration-related costs and other factors such as the failure to realize some or all of the anticipated benefits of the merger. Any dilution of, decrease in or delay of any accretion to, our earnings per share could cause the price of shares of our common stock to decline or grow at a reduced rate.

The future results of the combined company may be adversely impacted if the combined company does not effectively manage its expanded operations following completion of the merger.

Following completion of the merger, the size of the combined company’s business will be significantly larger than the current size of either our or Aetna’s respective businesses. The combined company’s ability to successfully manage this expanded business will depend, in part, upon management’s ability to implement an effective integration of the two companies and its ability to manage a combined business with significantly larger size and scope with the associated increased costs and complexity. There can be no assurances that the management of the combined company will be successful or that the combined company will realize the expected operating efficiencies, cost savings and other benefits currently anticipated from the merger.

Additional information concerning these risks, uncertainties and assumptions can be found in the section entitled “Risk Factors” beginning on page 62 of our preliminary joint proxy statement/prospectus filed February 9, 2018 with the SEC on Form S-4/A.